News Release

Integra Bank Corporation Reports Third Quarter 2008 Preliminary Results

EVANSVILLE, INDIANA – October 30, 2008 – Integra Bank Corporation (Nasdaq Global Market: IBNK) expects to report a net loss, before the impact of a potential goodwill impairment charge discussed below, for the third quarter of 2008 of $2.9 million, or a diluted net loss per share of $(0.14). The preliminary loss for the third quarter of 2008 was largely attributable to the provision for loan losses which is $18.0 million for the third quarter of 2008.

The results for the quarter are subject to recording a potential goodwill impairment charge. Integra is working with its valuation consultant, a “Big 4” international accounting firm to determine the amount, if any, of a goodwill impairment charge.

If it is determined that a goodwill impairment charge is appropriate, it will be a non-cash charge and will not have an adverse effect on Integra’s liquidity or capital ratios. Integra’s capital ratios are and will remain strong and will be within the regulatory requirements for being well capitalized and within internal policy guidelines.

“Housing conditions continued to be weak, which is putting stress on our residential construction builders,” stated Mike Vea, Chairman, President and CEO. “This resulted in higher non-performing loans and an increased provision for loan losses in the third quarter. So far in 2008, our provision exceeds net charge-offs by $14.5 million. The related increase in loan loss allowance, coupled with our solid capital levels provides additional insurance and flexibility during this unprecedented credit cycle. We will continue to take conservative and proactive steps to manage through this weak economic environment. We remain pleased with all other areas of the bank, which have positive trends in credit quality and net growth in new customers,” Vea added.

The allowance to total loans increased 38 basis points to 1.70% at September 30, 2008, while the annualized year-to-date net charge-off ratio increased 30 basis points to 0.74%. Non-performing loans increased to $85.2 million, or 3.46% of total loans, compared to 2.09% at June 30, 2008, while the allowance to non-performing loans decreased from 63% to 49% for the same dates.

The increased provision was primarily allocated to residential builder and residential construction loans, which represented 74% of total non-performing loans.

Net interest income was $23.9 million for the third quarter of 2008, compared to $25.2 million for the second quarter of 2008, while the net interest margin declined 21 basis points to 3.22%. Approximately 11 basis points of the 21 basis point decline in the margin was due to the increased level of nonaccrual loans.

This press release contains certain financial measures not presented in accordance with U.S. generally accepted accounting principles (GAAP). Integra is issuing these results on a preliminary basis because it is in the process of performing a goodwill impairment assessment. The current review to measure impairment is being conducted as it has determined that there has been an interim triggering event in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” as a result of the sustained decline in the Company’s market capitalization over the past few months. Approximately $78.3 million of the $122.8 million of total goodwill at September 30, 2008 is attributable to the 2007 transaction in which the Company acquired the Chicago region. Integra will disclose the amount of the charge once it has completed the impairment testing process and filed its quarterly report on Form 10-Q with the Securities and Exchange Commission on November 10, 2008.

Conference Call

Integra has rescheduled its conference call to discuss the third quarter results, business highlights and its financial outlook to Monday, November 10, 2008, at 3:00 p.m. CDT. The telephone number for the conference call is (877) 879-6207, confirmation code 3946197. The conference call will also be available by webcast at http://www.integrabank.com.

About Integra

Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of September 30, 2008, Integra has $3.4 billion in total assets and operates 80 banking centers and 136 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Safe Harbor

Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the impact of current economic conditions, including disruptions in the housing and credit markets, either national or in the markets in which Integra does business; (2) changes in the interest rate environment that reduce net interest margin; (3) unanticipated additional charge-offs and loan loss provisions; (4) the ability of Integra to maintain required capital levels and adequate sources of funding and liquidity; (5) the impact of problems affecting issuers of investment securities Integra holds (6) changes and trends in capital markets; (7) competitive pressures among depository institutions that increase significantly; (8) effects of critical accounting policies and judgments; (9) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (10) legislative or regulatory changes or actions, or significant litigation that adversely affect Integra or the business in which Integra is engaged; (11) ability to attract and retain key personnel; (12) ability to secure confidential information through the use of computer systems and telecommunications network; (13) the outcome of the determination of the impairment charge to goodwill; and (14) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity, and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Contacts:

Mike Vea, Chairman, President and CEO — 812-464-9604
Martin Zorn, COO and CFO — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677

Web site:

http://www.integrabank.com